UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 28, 2007

Feldman Mall Properties, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32365	13-4284187
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification Number)

1010 Northern Boulevard, Suite 314
Great Neck, NY		85012
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 602-277-5559
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.
SIGNATURES

ITEM 8.01   Other Events.
On December 28, 2007, the stockholders of Feldman Mall Properties, Inc. (the “Company”) approved the convertibility feature of the Company’s 6.85% Series A Cumulative Contingently Convertible Preferred Stock (the “Series A Preferred Stock”) at the Company’s 2007 Annual Stockholders Meeting. A maximum of 2,000,000 shares of the Series A Preferred Stock were issued and sold to Inland American Real Estate Trust, Inc. in one or more private placements beginning on April 10, 2007. The Series A Preferred Stock has no stated maturity and has a liquidation preference of $25.00 per share (the “Liquidation Preference”). Dividends on the Series A Preferred Stock accumulate at 6.85% of the Liquidation Preference, payable quarterly. Initially, the Series A Preferred Stock was not convertible into the Company’s common stock. However, with the approval of the convertibility feature by the Company’s stockholders, the Series A Preferred Stock will be convertible into the Company’s common stock, at the option of the holders, after June 30, 2009, in whole or in part, at an initial conversion ratio of 1 to 1.77305 (representing an effective conversion price of $14.10 per share of common stock). As a result of such approval, the dividend rate of the Series A Preferred Stock will remain at 6.85%.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

FELDMAN MALL PROPERTIES, INC.
Date: January 2, 2008	By:	/s/ Thomas Wirth
Thomas Wirth
President and Chief Financial Officer

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